Exhibit (a)(1)(F)

Stock Option Exchange

2 • Stock options are part of our compensation to our employees . We believe options encourage employees to act like owners of the business by : • Motivating our employees to focus on our long - term success • Rewarding employees ’ contributions by allowing them to benefit from the growth of the company ’ s value • As the vast majority of the employee options are “ underwater ” , the existing options do not fulfill the above objectives, and therefore, the company engaged with an external consultant to recommend to the board to implement an exchange plan to replace the existing options with new options with a lower exercise price . • BiomX is offering a one - time voluntary opportunity to exchange eligible “ underwater ” options for new options with a lower exercise price . Stock Option Exchange Overview

Program Details

4 Eligibility Offering Period November 9 , 2023 to December 11 , 2023 Eligible Option Holder • All employees • Must be employed by BiomX at the beginning and end of the offering period Eligible Options • Held by an Eligible Option Holder • Options must have per share exercise price that is greater than $ 0 . 69 • Options were issued under the Chardan Healthcare Acquisition Corp . 2019 Omnibus Long - term Incentive Plan

5 New Options Exchange Ratio Elec t ed eligible options are exchanged at the following ratios : (*) fractional new stock options will be rounded up to the nearest whole new option on a grant - by - grant basis Example : if you have 1 , 400 Eligible Options with an exercise price of $ 1 per share you may choose to exchange them for 1 , 000 new options Exercise Price per Share of new options Closing stock price of BiomX at the e xpiration of the offering period Ratio* Exercise price per share 1.4:1 $1.00 - $4.99 3.8:1 $5.00 and up

6 New Options Vesting • The original vesting schedule of the new options does not change . Also, there is no effect on vested options . • All new options will have an additional 1 - year waiting period . No exercise is allowed during this period . • AII vesting is subject to continued service with BiomX . Expiration No change ( 10 years from original grant date) .

7 Taxation For Israeli employees - If you elect to exchange y our outstanding options for new options, you should assume that the 2 year period to be eligible for the beneficial tax regime (capital gain taxation under section 102) starts from the new grant date In general, the event of the exchange is a taxable event. However, the company will file a ruling with the Israeli Tax Authority to be exempt from such tax event. The company cannot guarantee that the ruling will be received as requested. For US employees - AII new options will be non - qualified stock options

8 Example Exchanged Option Existing Option December 8, 2023 November 1, 2022 Grant Date 1,000 (1,400/1.4) 1,400 # of Options No change 1/11/2023 - 25% and 12 installments of 6.25% every quarter until 1/11/2026 Vesting Schedule 250/750 350/1,050 Vested/unvested options as of 1/11/2023 Stock price as of December 8, 2023 $1.00 Exercise price December 8, 2025 November 1, 2024 Tax benefit starting date Upon vesting but not before December 8, 2024 Upon vesting When can I sell Assuming that the offering period ends on December 8 , 2023

Key Dates and Next Steps

10 Key Dates and Next Steps Details Date Commencement of offering period November 9, 2023 Employees can elect whether to exchange options on a grant - by - grant basis through an election form via email November 9, 2023 to December 11, 2023 • Exchange window closes at 11:59 pm Israel time (unless extended) • Exchanged options will be canceled • New options will be granted • Strike price of new options determined based on December 11, 2023 closing price (unless extended) December 11, 2023 New option grant agreements are available for your acceptance in your Altshare account December 11, 2023 to December 22, 2023

11 Important Considerations • Review the offer documents, including the "Risk Factors" section • Consult with your financial, legal, and/or tax advisors to fully assess the benefits and risks involved in participating in the exchange offer • BiomX has no t authorized anyone to make any recommendation on its behalf regarding pa rt icipation in  the stock option exchange. Should a recommendation ʱ r representation be received, it should not be relied upon as having been authorized by BiomX.

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